Exhibit 35.5
SERVICER COMPLIANCE STATEMENT
American Express Bank, FSB
American Express Issuance Trust
Reporting Period January 1, 2007 to December 31, 2007
The undersigned, a duly authorized officer of American Express Bank, FSB (“AEFSB”), a wholly-owned subsidiary of American Express Travel Related Services Company, Inc. (“TRS”), pursuant to the Supplemental Servicing Agreement dated as of May 19, 2005, between TRS, AEFSB, American Express Centurion Bank,American Express Receivables Financing Corporation V LLC (the “Agreement”), does hereby certify that:
1. AEFSB performs certain servicing procedures on behalf of TRS under the Agreement.
2. The undersigned is duly authorized to execute and deliver this Certificate.
3. A review of AEFSB’s activities during the reporting period and of its performance under the Agreement has been made under my supervision.
4. To the best of my knowledge, based on such review, AEFSB has fulfilled all of its obligations under the Agreement in all material respects throughout the reporting period.
IN WITNESS WHEREOF, the undersigned has duly executed this Certificate this 14th day of March, 2007.
AMERICAN EXPRESS BANK, FSB

By:	/s/ Robert Radle

Name:	Robert Radle
Title:	Chief Financial Officer

By:	/s/ Christopher L. Cutshall

Name:	Christopher L. Cutshall
Title:	Vice President — Finance